UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2014

Diamond Offshore Drilling, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13926	76-0321760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 492-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On October 22, 2014, Diamond Offshore Drilling, Inc. (the “Company”) entered into a Commitment Increase and Extension Agreement and Amendment No. 3 to Credit Agreement (the “Third Amendment”) among the Company, as borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and swingline lender, the issuing banks named therein and the lenders named therein, that amended the 5-Year Revolving Credit Agreement (as amended, the “Credit Agreement”) among the Company, as borrower, Wells Fargo, as administrative agent and swingline lender, the issuing banks party thereto and the lenders party thereto.

The Third Amendment, among other things:

•	increased the lenders’ aggregate commitment under the Credit Agreement from $1.0 billion to $1.5 billion;

•	provided for an approximately seven-month extension of the maturity date for most of the lenders;

•	provided the Company the option, subject to the conditions specified in the Credit Agreement, to increase the revolving commitments under the Credit Agreement by up to an additional $500 million from time to time, upon receipt of additional commitments from new or existing lenders; and

•	provided that the Company may request up to two additional one-year extensions of the maturity date.

As amended by the Third Amendment, the Credit Agreement matures on October 22, 2019, except for $40 million of commitments that mature on March 17, 2019.

As of October 22, 2014, there were no borrowings or letters of credit outstanding under the Credit Agreement.

The Third Amendment is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Third Amendment.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit number	Description

10.1	Commitment Increase and Extension Agreement and Amendment No. 3 to Credit Agreement, dated as of October 22, 2014, among Diamond Offshore Drilling, Inc., Wells Fargo Bank, National Association, as administrative agent and swingline lender, the issuing banks named therein and the lenders named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ David L. Roland
David L. Roland
Senior Vice President, General Counsel and Secretary

Dated: October 24, 2014

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